To Prospectus dated August 2, 2012 and Preliminary Prospectus Supplement dated September 24, 2012	Filed pursuant to Rule 433 Registration No. 333-182665

Canadian Imperial Bank of Commerce

US$1,000,000,000 0.900% Senior Notes due October 1, 2015

Pricing Term Sheet

September 24, 2012

Issuer:	Canadian Imperial Bank of Commerce (the “Bank”)

Trade Date:	September 24, 2012

Settlement Date:	October 1, 2012 (T+5)

Expected Ratings*:	Aa2 / (Stable), A+ / (Stable), AA- / (Stable) (Moody’s, S&P, Fitch)

Aggregate Principal Amount Offered:	US$1,000,000,000

Maturity Date:	October 1, 2015

Price to Public:	99.970%

Coupon (Interest Rate):	0.900%

Interest Payment Dates:	April 1 and October 1 of each year, commencing on April 1, 2013

Re-offer Yield:	0.910%

Spread to Benchmark Treasury:	57 basis points

Benchmark Treasury:	0.250% due September 15, 2015

Benchmark Treasury Price and Yield:	99-23+; 0.340%

CUSIP/ISIN:	136069ET4 / US136069ET45

Joint Book-Running Managers:	Citigroup Global Markets Inc. CIBC World Markets Corp. UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (File No. 333-182665) (including a short form base shelf prospectus dated August 2, 2012) and a preliminary prospectus supplement dated September 24, 2012 (including the base shelf prospectus, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Citigroup Global Markets Inc. toll-free at (877) 858-5407 or CIBC World Markets Corp. toll-free at (800) 282-0822 or UBS Securities LLC toll-free at (877) 827-6444 ext. 5613884 or Wells Fargo Securities, LLC toll-free at (800) 326-5897.